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EXHIBIT #21

                           CCPC HOLDING COMPANY, INC.

SUBSIDIARIES OF THE REGISTRANT AS OF DECEMBER 31, 1998 ARE LISTED BELOW:

1.  Corning Consumer Products Company (Delaware)

2.  Corning Consumer Canada Inc. (Canada)

3.  CCPC (Asia) Pte. Ltd. (Singapore)

4.  Corning Consumer Australia Pty. Ltd. (Australia)

5.  CCPC Iwaki Malaysia SDN BHD (Malaysia)

6.  Mundial Brasil Produtos de Consumo Ltda. (Brazil)

7.  CCPC (Korea) Co., Ltd. (Republic of Korea)

8.  CCPC FSC Inc.

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